Exhibit 10.67

[Company Letterhead]

[Recipient address]

[Applicable date]

Re: Form of Letter of Agreement--Severance

Dear [Executive]:

                    You and [XL Group plc / XL Global Services, Inc. (collectively, the “Company”)] wish to enter into this letter agreement (the “Agreement”) to set forth the severance benefits that you will be entitled to if your employment is terminated under the circumstances described below. This Agreement will become effective on the date executed by you below (the “Effective Date”) and will continue in effect through the third anniversary thereof.

                    1.           Except as otherwise set forth in paragraph 2 below, in the event your employment is terminated by the Company prior to the third anniversary of the Effective Date without Cause (as defined in Exhibit B hereto), you shall be entitled to:

(a) unpaid base salary through the date on which termination without Cause occurs, to be paid in accordance with the Company’s regular payroll practices;

           (b)         provided you execute, on or before the date that is fifty (50) days following the date of termination of your employment, a general release of claims against the Company and its affiliates in form and substance satisfactory to the Company and do not revoke such release prior to the end of the seven day statutory revocation period:

             (i)     any unpaid annual bonus earned with respect to the calendar year ending prior to the date of such termination but unpaid as of such date, to be paid at the time such bonus is paid generally to active employees under the applicable bonus plan; and

             (ii)    a cash lump sum payment made, subject to Exhibit C hereto, sixty (60) days after termination of employment equal to the sum of (x) your annual base salary, and (y) your targeted annual bonus for the year of such termination multiplied by a fraction, the numerator of which is the number of days in the calendar year of termination prior to the termination date, and the denominator of which is 365; and

                    (c)          your vested accrued benefits, if any, under the employee benefit programs of the Company (including equity-based compensation awards), and your vested accrued benefits, if any, under the employee benefit programs of the Company (including equity-based compensation awards), and reimbursement of properly incurred unreimbursed business expenses under the business expense reimbursement program of the Company, determined in accordance with the applicable terms and provisions of such employee benefit and expense reimbursement programs.

                    2.          In the event your employment is terminated prior to the third anniversary of the Effective Date and within two years following a Change in Control (as defined in Exhibit A hereto) (x) by the Company without Cause or (y) by you for “Good Reason” (as defined in Exhibit B hereto), you shall not be entitled to the payments and benefits provided for in paragraph 1 above, but instead you shall be entitled to the following:

(a) unpaid base salary through the date on which termination occurs, to be paid in accordance with the Company’s regular payroll practices;

          (b)          and any unpaid annual bonus earned with respect to the calendar year ending prior to the date of such termination but unpaid as of such date, to be paid at the time such bonus is paid generally to active employees under the applicable bonus plan;

          (c)          a cash lump sum payment made, subject to Exhibit C hereto, sixty (60) days after termination of your employment equal to the sum of (x) two times your annual base salary, and (y) two times your targeted annual bonus for the year of such termination; and

          (d)          the vested accrued benefits, if any, under the employee benefit programs of the Company (including equity-based compensation awards), and reimbursement of properly incurred unreimbursed business expenses under the business expense reimbursement program of the Company, determined in accordance with the applicable terms and provisions of such employee benefit and expense reimbursement programs.

                    3.          This Agreement, together with Exhibit A (Change in Control Definition), Exhibit B (Good Reason and Cause Definitions), Exhibit C (Tax-Related Provisions) and Exhibit D (Notice) hereto, contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior offer letters, agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Company and you with respect thereto.

                    4.          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns. None of your rights or obligations under this Agreement may be assigned or transferred by you other than your right to compensation and benefits hereunder, which may be transferred by will or laws of descent and distribution. No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by you and by a duly authorized officer of the Company. No waiver by any party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to the principles of conflict of laws.

                    Please indicate your acceptance by signing, dating and returning an executed copy of this Agreement to:

Daniel J. Losito
SVP & Associate General Counsel-
Global Labor & Employment Law
XL Group
70 Seaview Avenue
Stamford, CT 06902 USA

Sincerely,

By:

Title:

ACCEPTED AND AGREED:

Date:

EXHIBIT A

CHANGE IN CONTROL

A “Change in Control” shall be deemed to have occurred:

(i)          if any person (which, for all purposes hereof, shall include, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee, executor, administrator or other legal representative) (a “Person”) or any group, as defined in Sections 13(d) or 14(d) of the United States Securities Exchange Act of 1934 (other than a group of which you are a member or which has been organized by you), becomes the beneficial owner, directly or indirectly, of securities of the Company representing, or acquires the right to control or direct, or to acquire through the conversion of securities or the exercise of warrants or other rights to acquire securities, 30% or more of either (I) the outstanding Ordinary Shares of the Company, (II) the outstanding securities of the Company having a right to vote in the election of directors, or (III) the combined voting power of the outstanding securities of the Company having a right to vote in the election of directors; or

(ii)         if there shall be elected or appointed to the Board of Directors of the Company (the “Board”) any director or directors whose appointment or election by the Board or nomination for election by the Company’s shareholders was not approved by a vote of at least a majority of the directors then still in office who were either directors on the date of execution of this Agreement or whose election or appointment or nomination for election was previously so approved; or

(iii)        upon consummation of a reorganization, scheme of arrangement, merger, consolidation, combination, amalgamation, corporate restructuring, liquidation, winding up, exchange of securities, or similar transaction (each, an “Event”), in each case, in respect of which the beneficial owners of the outstanding Company Ordinary Shares immediately prior to such Event do not, following such Event, beneficially own, directly or indirectly, more than 60% of each of the outstanding equity share capital, and the combined voting power of the then outstanding voting securities entitled to vote in the election of the directors, of the Company and any resulting entity, in substantially the same proportions as their ownership, immediately prior to such Event, of the Ordinary Shares and voting power of the Company; or

(iv)         if there occurs an Event involving the Company as a result of which 25% of more of the members of the Board of the Company are not persons who were members of the Board immediately prior to the earlier of (x) the Event, (y) execution of an agreement, the consummation of which would result in the Event, or (z) announcement by the Company of an intention to effect the Event; or

(v) if the Board adopts a resolution to the effect that, for purposes of this Agreement, a Change in Control has occurred.

EXHIBIT B

GOOD REASON AND CAUSE DEFINITIONS

                    For purposes of this Agreement, “Good Reason” shall mean any of the following, unless done with your prior express written consent:

(i) a material diminution in your base salary;

(ii) a material diminution in your authority, duties or responsibilities;

(ii) a material diminution in the authorities, duties or responsibilities of the supervisor to whom your are required to report;

(iii) a material diminution in the budget over which you retain authority; or

(iv) requiring you to be based at any office or location that is greater than 35 miles from the office or location at which you were principally located immediately prior to the Change in Control.

Notwithstanding any provision in this Agreement to the contrary, you must give written notice of your intention to terminate your employment for Good Reason within sixty (60) days after the act or omission which constitutes Good Reason, and the Company shall have thirty (30) days from such notice to remedy the condition, in which case Good Reason shall no longer exist with regard to such condition. Any failure to give such written notice within such period will result in a waiver by you of your right to terminate for Good Reason as a result of such act or omission. Any termination hereunder shall occur no later than one hundred twenty (120) days after the Good Reason event occurs.

                    For purposes of this Agreement, “Cause” shall mean: (A) your conviction for a felony involving moral turpitude, dishonesty or laws to which the Company or its affiliates are subject in connection with the conduct of its or their business; (B) you, in carrying out your duties for the Company, have been guilty of (1) willful misconduct or (2) refusal by you to perform the duties assigned to you and the continuance of such refusal after receipt of written notice; or (C) your refusal to obey any lawful policy or requirement adopted by the Company and the continuance of such refusal after receipt of written notice.

EXHIBIT C
TAX-RELATED PROVISIONS

It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. No action or failure to act, pursuant to this Exhibit C shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect you from the obligation to pay any taxes, interest or penalties pursuant to Section 409A of the Code. Without prejudice to the characterization of any other amounts payable under this Agreement, the parties hereto specifically intend that any amounts payable under paragraphs 1(a) and (b) and paragraphs 2(a) and (b) will not be considered deferred compensation for purposes of Section 409A due to Treas. Reg. Section 1.409A-1(b)(4) or another applicable exception. However, notwithstanding any provision to the contrary in this Agreement, if you are deemed on the date of your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service,” or (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Exhibit C (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company to you under the Agreement shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

EXHIBIT D
NOTICE

Any notice required or permitted to be given under the Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date mailed by United States registered or certified mail, return receipt requested, postage prepaid, in any case addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

XL Group
Seaview House
70 Seaview Avenue
Stamford, CT 06902

Attention: Daniel J. Losito, Associate General Counsel

fax: (203) 964-5309

If to you:
To the last address, fax number or email address delivered to the Company by you in the manner set forth herein.

SCHEDULE 1

As of December 31, 2011, the following Executive Officers were parties to this Form of Letter of Agreement:

Susan L. Cross
Gregory S. Hendrick
Myron Hendry
Elizabeth L. Reeves